PURCHASE AND SALE AGREEMENT

AGREEMENT dated as of January 3, 2006, between Marina Mile, LLC, a Delaware limited liability company, and BIR I, LLC, a Delaware limited liability company, as tenants-in-common (individually and collectively, as applicable, “Seller”), each with an address of c/o Berkshire Income Realty, Inc., One Beacon Street, Suite 1550, Boston, Massachusetts 02108, Attention: Stephen C. Parthum, Telecopier No. 617-646-2377, and Metro Real Estate Group, Inc., a Florida corporation (“Buyer”), with an address of 672 E. Hallandale Beach Boulevard, Hallandale, Florida 33009, Attention: Daniel J. Schwartz, Telecopier No. 954-457-7461.

In consideration of the mutual undertakings and covenants herein contained, Seller and Buyer hereby covenant and agree as follows:

SECTION 1

SALE OF PROPERTY AND ACCEPTABLE TITLE

1.01      Agreement to Buy and to Sell; Property. Seller shall sell to Buyer, and Buyer shall purchase from Seller, at the price and upon the terms and conditions set forth in this Agreement the following:

(a)        that certain tract or parcel of land located at 2449 SW 18th Terrace, Fort Lauderdale, Florida, more particularly described in Schedule A attached hereto (the “Land”);

(b)        the three hundred six (306) unit apartment complex commonly known as The Berkshires at Marina Mile Apartments, which contains related improvements, facilities, amenities, structures, driveways and walkways, all of which have been constructed on the Land (collectively, the “Improvements”);

(c)        all right, title and interest of Seller in and to any alleys, strips or gores adjoining the Land, and any easements, rights-of-way or other interests in, on, under or to, any land, highway, street, road, right-of-way or avenue, open or proposed, in, on, under, across, in front of, abutting or adjoining the Land, and all right, title and interest of Seller in and to any awards for damage thereto by reason of a change of grade thereof;

(d)        the accessions, appurtenant rights, privileges, appurtenances and all the estate and rights of Seller in and to the Land and the Improvements, as applicable, or otherwise appertaining to any of the property described in the immediately preceding clauses (a), (b) and/or (c);

(e)        the personal property listed in Schedule B attached hereto owned by Seller and located on or in or used primarily in connection with the Land and Improvements, excluding, however, any computer equipment, computer software and computer hardware (but not the data pertaining to the operation of the Property) and excluding the personal property, if any, listed on Schedule B-1 attached hereto (collectively, the “Personal Property”); and

(f)         all of Seller’s interest in the Leases (as hereinafter defined) and any refundable security deposits thereunder, all of Seller’s interest in any assignable construction warranties or guarantees and all of Seller’s interest in any intangible property now or hereafter owned by Seller and used primarily in connection with the Land, Improvements and Personal Property, excluding (i) any rights to the name “Berkshire” and the Berkshire trademark, and (ii) the right, title and interest of any website or domain names maintained by Seller or Seller’s property manager with respect to the Property.

All of the items described in subparagraphs (a), (b), (c), (d), (e) and (f) above are collectively the “Property”.

1.02      Title. Each Seller shall convey to Buyer by special warranty deed (the “Deed”) each Seller’s respective tenancy-in-common interest in the Property, and Buyer shall accept the fee simple title to the Property in accordance with the terms of this Agreement, and Buyer’s obligation to accept said title shall be conditioned upon Buyer then being conveyed good and clear record and marketable fee simple title to the Property, subject only to the Permitted Exceptions (as hereinafter defined).

Buyer shall obtain from LandAmerica Title (the “Title Insurer”) a Commitment For Title Insurance for an ALTA Owner’s Title Insurance Policy and legible copies of all instruments and plans mentioned therein as exceptions to title (all of such items are hereinafter collectively referred to as the “Commitment”). The Commitment shall be in the amount of the Purchase Price (as defined in Section 2.01 hereof). Should such Commitment contain any title exceptions which are not acceptable to Buyer, in its sole discretion, Buyer shall, prior to the expiration of the Inspection Period, notify Seller if any such exceptions are unacceptable. If Buyer fails to so notify Seller of any unacceptable exceptions as described above, the exceptions set forth in Schedule B of the Commitment shall be deemed accepted by Buyer and included as the “Permitted Exceptions”. If any exceptions are unacceptable to Buyer and Buyer timely notifies Seller in writing of such fact as above provided, Seller, in Seller’s sole discretion, shall have thirty (30) days from the date Seller receives notice of such unacceptable exceptions to remove or cure such exceptions, except with respect to the Monetary Liens (as hereinafter defined), which Seller shall remove or cure at Closing with the proceeds from the Purchase Price. Seller shall be deemed to have given notice to Buyer that Seller refuses to cure any unacceptable exceptions, which Seller may so do in its sole discretion, unless Seller, within five (5) business days after receipt of notice from Buyer, shall notify Buyer in writing that Seller will attempt to cure such unacceptable exceptions. If Seller fails or refuses to cure said unacceptable exceptions within the time periods above provided, Buyer may (a) terminate this Agreement within ten (10) days after, as applicable, either: (i) the date Seller gives notice, or is deemed to have given notice, that Seller refuses to cure such unacceptable exceptions, or (ii) if Seller attempts to cure, the outside date by which Seller fails to cure such unacceptable exceptions, and, in either case, the Deposit shall be returned to Buyer; or (b) if Buyer fails to so terminate, Buyer shall be deemed to have waived such exceptions and accept title subject thereto, in which event there shall be no reduction in the Purchase Price. Notwithstanding the foregoing, Seller, at its cost, shall be obligated to cure or remove by Closing (i) all mortgages and deeds of trust against the Property, (ii) all judgment liens, (all federal tax liens, and (iv) any other liens against the Property, which other liens can be cured by the payment of a sum certain not to exceed One Hundred Thousand and 00/100 Dollars ($100,000.00) in the aggregate (collectively, the “Monetary Liens”).

1.03      Survey. Within five (5) days from the date hereof, Seller shall furnish Buyer with a copy of the most recent as-built survey of the Property in Seller’s possession (the “Prior Survey”), and on or before the expiration of the Inspection Period, Buyer may obtain a current as-built survey (the “Survey”) of the Land and the Improvements by a registered land surveyor.

Should the Prior Survey contain any encumbrances, encroachments or other survey defects (collectively “Prior Survey Matters”) which are not acceptable to Buyer in its sole discretion, Buyer shall, prior to the expiration of the Inspection Period, notify Seller if any such Prior Survey Matters are unacceptable. In addition, if Buyer obtains a New Survey, should the New Survey contain any encumbrances, encroachments or other survey defects which do not appear on the Prior Survey (collectively, “New Survey Matters”) and which are not acceptable to Buyer in its sole discretion, Buyer shall, within five (5) days of Buyer’s receipt of the New Survey but in any event not later than the expiration of the Inspection Period, notify Seller if any such New Survey Matters are unacceptable. (The Prior Survey Matters and the New Survey Matters are referred to collectively as “Survey Matters”). If Buyer does not obtain a New Survey or if Buyer fails to so notify Seller of any unacceptable Survey Matters during the time period as described above, all Survey Matters shall be deemed accepted by Buyer. If any Survey Matters are unacceptable to Buyer and Buyer timely notifies Seller in writing of such fact as above provided, Seller, in Seller’s sole discretion, shall have thirty (30) days from the date Seller receives notice of such unacceptable Survey Matters to cure such Survey Matters. Seller shall be deemed to have given notice to Buyer that Seller refuses to cure any unacceptable Survey Matters, which Seller may so do in its sole discretion, unless Seller, within five (5) business days after receipt of notice from Buyer, shall notify Buyer in writing that Seller will attempt to cure such unacceptable Survey Matters. If Seller fails or refuses to cure said unacceptable Survey Matters within the time period provided, Buyer may (a) terminate this Agreement within ten (10) days after, as applicable, either (i) the date Seller gives notice, or is deemed to have given notice, that Seller refuses to cure such unacceptable Survey Matters, or (ii) if Seller attempts to cure, the outside date by which Seller fails to cure such unacceptable Survey Matters, and, in either case, the Deposit shall be returned to Buyer; or (b) if Buyer fails to so terminate, Buyer shall be deemed to waive such Survey Matters and accept title subject thereto, in which event there shall be no reduction in the Purchase Price.

SECTION 2

PURCHASE PRICE, ACCEPTABLE FUNDS,

DEPOSIT AND ESCROW OF DEPOSIT

2.01      Purchase Price. The purchase price (“Purchase Price”) to be paid by Buyer to Seller for the Property is Forty-Six Million Nine Hundred Fifty-Five Thousand and 00/100 Dollars ($46,955,000.00) subject to the prorations and adjustments as hereinafter provided in this Agreement.

2.02      Payment of Monies. All monies payable under this Agreement, unless otherwise specified in this Agreement, shall be paid by wire transfer.

2.03      Payment of Purchase Price. The Purchase Price, subject to prorations and adjustments, shall be paid as follows:

(a)        Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) have been paid as a deposit on or before one (1) business day after the date of this Agreement (the “Initial Deposit”);

(b)        Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) shall be paid as an additional deposit on or before the expiration of the Inspection Period (the “Additional Deposit”); and

(c)        Payment at Closing. At the consummation of the transaction contemplated hereby (the “Closing”), Buyer shall deliver to Escrow Agent cash in an amount equal to the Purchase Price less the amount of the Deposit held by the Escrow Agent and subject to adjustments and apportionments as set forth herein. The Purchase Price, as adjusted, shall be paid at Closing by wire transfer of immediately available federal funds, transferred to the order or account of Seller or such other person as Seller may designate in writing.

2.04      Deposit; Escrow Agent. The Initial Deposit shall be delivered by Buyer to the Title Insurer, National Accounts, Boston Office, Attention: Robert G. Soule, Esq. (the “Escrow Agent”) within one (1) business day after the complete execution of this Agreement. In the event Buyer does not elect to terminate this Agreement pursuant to Section 6.02 hereof, the Additional Deposit shall be delivered by Buyer to the Escrow Agent on or before the expiration of the Inspection Period. (The Initial Deposit, the Additional Deposit and the Extension Deposit, if applicable, together with interest accrued thereon, are collectively referred to herein as the “Deposit”). Upon receipt from Buyer of the Deposit, Escrow Agent shall invest the Deposit in an interest-bearing account or money market fund acceptable to Buyer and Seller. At the Closing, Escrow Agent shall release the Deposit to Seller, which Deposit shall be credited against the balance of the Purchase Price owed by Buyer to Seller. Escrow Agent shall agree to hold and dispose of the Deposit in accordance with the terms and provisions of this Agreement.

2.05      Escrow Provisions. By executing the Receipt as provided herein, Escrow Agent hereby acknowledges receipt by Escrow Agent of the Initial Deposit paid by Buyer to be applied on the Purchase Price of the Property under the terms hereof. Escrow Agent agrees to hold, keep and deliver said Deposit and all other sums delivered to it pursuant hereto in accordance with the terms and provisions of this Agreement. Escrow Agent shall not be entitled to any fees or compensation for its services in holding the Deposit hereunder. Escrow Agent shall be liable only to hold said sums and deliver the same to the parties named herein in accordance with the provisions of this Agreement, it being expressly understood that by acceptance of this Agreement Escrow Agent is acting in the capacity of a depository only and shall not be liable or responsible to anyone for any damages, losses or expenses unless same shall have been caused by the gross negligence or willful malfeasance of Escrow Agent. In the event of any disagreement between Buyer and Seller resulting in any adverse claims and demands being made in connection with or for the monies involved herein or affected hereby, Escrow Agent shall be entitled to refuse to comply with any such claims or demands so long as such disagreement may continue; and in so refusing Escrow Agent shall make no delivery or other disposition of any of the monies then held by it under the terms of this Agreement, and in so doing Escrow Agent shall not become liable to anyone for such refusal; and Escrow Agent shall be entitled to continue to refrain from acting until (a) the rights of the adverse claimants shall have been finally adjudicated in a court of competent jurisdiction of the monies involved herein or affected hereby, or (b) all differences shall have been adjusted by agreement between Seller and Buyer, and Escrow Agent shall have been notified in writing of such agreement signed by the parties hereto. Escrow Agent shall not be required to disburse any of the monies held by it under this Agreement unless in accordance with either a joint written instruction of Buyer and Seller or an Escrow Demand from either Buyer or Seller in accordance with the provisions hereinafter. Upon receipt by Escrow Agent from either Buyer or Seller (the “Notifying Party”) of any notice or request (the “Escrow Demand”) to perform any act or disburse any portion of the monies held by Escrow Agent under the terms of this Agreement, Escrow Agent shall give written notice to the other party (the “Notified Party”). If within five (5) business days after the giving of such notice, Escrow Agent does not receive any written objection to the Escrow Demand from the Notified Party, Escrow Agent shall comply with the Escrow Demand. If Escrow Agent does receive written objection from the Notified Party in a timely manner, Escrow Agent shall take no further action until the dispute between the parties has been resolved pursuant to either clause (a) or (b) above. Further Escrow Agent shall have the right at all times to pay all sums held by it (i) to the appropriate party under the terms hereof, or (ii) into any court of competent jurisdiction after a dispute between or among the parties hereto has arisen, whereupon Escrow Agent’s obligations hereunder shall terminate.

Notwithstanding the foregoing to the contrary, in the event Buyer timely exercises Buyer’s right to terminate this Agreement pursuant to Section 6.02 hereof prior to the expiration of the Inspection Period and Buyer delivers an Escrow Demand together with a copy of Buyer’s termination notice pursuant to Section 6.02 prior to the expiration of the Inspection Period, Escrow Agent shall give written notice thereof to Seller, disburse the Deposit to Buyer and Seller shall not have any right to object thereto.

Seller and Buyer jointly and severally agree to indemnify and hold harmless said Escrow Agent from any and all costs, damages and expenses, including reasonable attorneys’ fees, that said Escrow Agent may incur in its compliance of and in good faith with the terms of this Agreement; provided, however, this indemnity shall not extend to any act of gross negligence or willful malfeasance on the part of the Escrow Agent.

2.06      Payments and Obligations Pro-Rata. All payments payable to Seller, including, without limitation, payment of the Purchase Price, and all rights and obligations of Seller under this Agreement shall be allocated between each Seller pro rata in proportion to their respective tenancy in common ownership percentage interest in the Property; provided, however, unless the text of this Agreement provides expressly to the contrary, wherever this Agreement requires the performance of an obligation by Seller or confers the exercise of a right to Seller, such performance or exercise, in order to be effective, shall require the unanimous consent and action of both Sellers.

SECTION 3

THE CLOSING

Except as otherwise provided in this Agreement, the delivery of all documents necessary for the closing of this transaction pursuant to this Agreement (the “Closing”) shall take place in the offices of Escrow Agent or such other place as Seller and Buyer shall mutually agree, at 10:00 a.m. local time on March 2, 2006 (the “Original Closing Date”) or such earlier date or place as Buyer and Seller shall mutually agree in writing. Closing shall be conducted, via the mail, through a so-called “New York style” escrow administered by Escrow Agent. Buyer shall have the one-time right to extend (the “Extension Option”) the Closing Date to a date designated by Buyer, but in any event not later than April 4, 2006 (the “Extended Closing Date”) provided that Buyer sends Seller and Escrow Agent written notice not later than February 24, 2006 stating Buyer’s exercise of the Extension Option, designating the Extended Closing Date and delivers to Escrow Agent an additional deposit (the “Extension Deposit”) in the amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00). The Extension Deposit shall be treated as part of the Deposit for all purposes under this Agreement. (The Original Closing Date or the Extended Closing Date, as applicable, is referred to herein as the “Closing Date”.) It is agreed that time is of the essence of this Agreement.

SECTION 4

SELLER’S PRE-CLOSING DELIVERIES

Seller shall furnish to Buyer, within seven (7) days after the date hereof, for inspection and approval by Buyer the following:

4.01      Leases. Seller shall provide Buyer with access on-site to the originals of all leases and related lease files.

4.02      Taxes. A copy of 2004 and 2005 (if available) real estate and personal property tax statements for the Property.

4.03      Current Rent Roll. A list of the current rents now being collected (including rent delinquencies, as applicable) on each of the apartment units in the Improvements which includes: apartment number, unit type, tenant name, commencement and termination dates, lease rent and security deposits.

4.04      Service Contracts. Copies of all service, maintenance, supply and management contracts affecting the use, ownership, maintenance and/or operation of the Property.

4.05      Utility Bills. A detailed report of all utility bills (gas, electric, water and sewer) relating to the Property for the immediately prior twelve (12) month period.

4.06      Environmental Reports. Copies of the most recent environmental report in Seller’s possession since the date of Seller’s acquisition of the Property.

4.07      Operating Statements. Copies of the Operating Statements (unaudited) for the Property for 2004 and 2005 year to date.

4.08      Permits. Copies of all certificates of occupancy (if any) and other permits and licenses (if any) in the possession of Seller.

SECTION 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Each Seller, jointly and severally, represents and warrants to Buyer as follows:

5.01	Ownership. At the Closing Date, Seller shall be the sole owner of the Property.

5.02      Leases. As of the date of this Agreement there are no leases, subleases, licenses or other rental agreements or occupancy agreements (written or verbal) which grant any possessory interest in and to any space situated on or in the Improvements or that otherwise give rights with regard to use of the Land or Improvements other than the leases (the “Leases”) described in Schedule C attached hereto (the “Rent Roll”). The Rent Roll is true, accurate and complete in all material respects as of the date hereof. Except as otherwise specifically set forth in the Rent Roll or elsewhere in this Agreement:

(a)        to the knowledge of Seller, the Leases are in full force and effect and none of them has been modified, amended or extended;

(b)        Seller has neither sent written notice to any tenant of the Property, nor received any notice from any such tenant, claiming that such tenant, or Seller, as the case may be, is in default, which default remains uncured;

(c)        to the knowledge of Seller, no action or proceeding instituted against Seller by any tenant of any unit in the Property is presently pending;

(d)        there are no security deposits or other deposits other than those set forth in the Rent Roll;

(e)        no rent has been paid more than thirty (30) days in advance under any lease of any unit in the Property other than as shown on the Rent Roll;

(f)         no leasing commission shall be due for any period subsequent to the Closing other than for tenants who have executed a lease prior to Closing but do not move in until after the Closing, which commissions shall be paid by Buyer;

(g)        no tenant has been given free rent, any concession in the payment of rent or any abatement in the payment of rent for the period identified in the Rent Roll except as set forth in the Rent Roll; and

(h)        all work, if any, required to be performed by landlord under the terms of the Lease to prepare the unit for occupancy by each tenant has been completed.

5.03      Service and Management Contracts. Schedule D attached hereto lists all services, maintenance, supply and management contracts, including all material amendments thereto (collectively, “Service Contracts”), affecting the operation of the Property. Seller will provide a notice of termination on the Closing Date for all Service Contracts which can be terminated by notice without the payment of a termination fee requested by Buyer prior to the expiration of the Inspection Period. In any event, Seller will terminate all management and leasing agreements without any liability or obligation to Buyer. Except as set forth in Schedule D and except for the Leases, there are no contracts or agreements of any kind or nature to which Seller is a party or by which it is bound.

5.04      Ability to Perform. Seller has full power to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms. No order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement by Seller or the taking by Seller of any action contemplated by this Agreement.

5.05      No Actions. Except as set forth on Schedule E attached hereto, and except for tenant collection actions, if any, and tort claims, if any, which are fully covered by insurance, there are no pending (or to Seller’s knowledge, threatened in writing) legal actions or proceedings against or relating to Seller or the Property.

5.06	No Violation Notice. Seller has not received written notice:

(a)        from any federal, state, county or municipal authority alleging any fire, health, safety, building, pollution, environmental, zoning or other violation of law in respect of the Property or any part thereof, which has not been corrected;

(b)        of any condemnation or threatened condemnation of any part of the Property, or of the widening, change of grade or limitation on use of streets abutting the same or concerning any special taxes or assessments levied or to be levied against the Property or any part thereof;

(c)        from any insurance company or bonding company of any defects or inadequacies in the Property or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges therefor or of any termination or threatened termination of any policy of insurance or bond; or

(d)	of any change in the zoning classification of the Property or any part thereof.

5.07      No Management Contracts, Employment Contracts, Unions, Pension Plans. Seller has not entered into any management contracts, employment contracts or labor union contracts and has not established any retirement, pension or profit sharing plans relating to the operation or maintenance of the Property which shall survive the Closing or for which Buyer shall have any liability or obligation.

As used in this Agreement, or in any other agreement, document, certificate or instrument delivered by Seller to Buyer, the phrase “to the knowledge of Seller”, “to Seller’s knowledge” or any similar phrase shall mean the actual, not constructive or imputed, knowledge of Stephen C. Parthum, Vice President-Asset Management, and Louie Bush, Regional Manager, without any obligation on their part to make any independent investigation of the matters being represented and warranted, or to make any inquiry of any other persons, or to search or examine any files, records, books, correspondence and the like.

At Closing, Seller shall represent and warrant to Buyer by delivering to Buyer a certificate (the “Seller’s Representation Certificate”) certifying that all representations and warranties of Seller in this Agreement remain true and correct as of the Closing Date and all of the representations and warranties contained herein shall be deemed remade by Seller effective as of the Closing Date; provided, however, that to the extent that changes in facts or circumstances after the date of this Agreement have occurred, Seller shall promptly deliver written notice to Buyer of such facts or circumstances after becoming aware of same (but in no event later than the Closing Date) and, the Seller’s Representation Certificate may be revised at Closing to make exception or qualification with respect to such matters as may be necessary for such representations to remain true, but Buyer’s agreement to allow such amendment of Seller’s Representation Certificate shall not affect or indicate any waiver of any condition to Closing set forth in this Agreement, and Buyer may terminate this Agreement and receive the Deposit, if Seller fails to deliver Seller’s Representation Certificate at Closing without any material change, except as to changes which are permitted or contemplated pursuant to Section 8 hereof.

Buyer agrees to inform Seller promptly in writing if it discovers that any representation or warranty of Seller is inaccurate in any material respect, or if it believes that Seller has failed to deliver to Buyer any document or material which it is obligated to deliver hereunder.

If Buyer notifies Seller prior to Closing that any representation or warranty made in Section 5 is not true and correct in any material respect and Seller fails to cure or remedy the same prior to Closing, Buyer may either (a) terminate this Agreement and the Deposit shall be returned to Buyer, and neither party shall have further rights or obligations pursuant to this Agreement, except for Buyer’s obligation to repair any damage to the Property and to indemnify Seller as set forth in Section 6.01; or (b) waive any such representation or warranty and close the transaction without any reduction in the Purchase Price.

If subsequent to Closing Buyer notifies Seller within six (6) months after Closing that Buyer discovered post-closing that any representation or warranty made in Section 5 was not true and correct in any material respect and specifying the breach with particularity, subject to the limitations set forth in Section 17.02, Buyer shall have available all remedies at law or in equity as a consequence thereof. If Buyer does not notify Seller of the breach of any of its representations and warranties set forth in this Section 5 and institute a lawsuit therefor in a court of competent jurisdiction within six (6) months after the Closing, Buyer shall be deemed to have waived all of its rights to claim and sue for any breach by Seller of any of its representations and warranties made in this Section 5.

SECTION 6

INSPECTION PERIOD; ACCESS; PURCHASE “AS IS”

6.01      During the Inspection Period, Buyer, its agents and representatives, shall be entitled to enter upon the Property (as coordinated through Seller’s property manager), including all leased areas, upon reasonable prior notice to Seller, to perform inspections and tests of the Property, including surveys, environmental studies, examinations and tests of all structural and mechanical systems within the Improvements, and to examine the books and records of Seller and Seller’s property manager relating to the Property. Before entering upon the Property, Buyer shall furnish to Seller evidence of general liability insurance coverage in such amounts and insuring against such risks as Seller may reasonably require. Notwithstanding the foregoing, Buyer shall not be permitted to interfere unreasonably with Seller’s operations at the Property or interfere with any tenant’s occupancy at the Property, and the scheduling of any inspections shall take into account the timing and availability of access to tenants’ premises, pursuant to tenants’ rights under the Leases or otherwise. If Buyer wishes to engage in any testing which will damage or disturb any portion of the Property, Buyer shall obtain Seller’s prior consent thereto, which may be refused or conditioned as Seller may deem appropriate. Without limiting the generality of the foregoing, Seller’s written approval (which, notwithstanding the foregoing, may be granted, withheld or conditioned in Seller’s sole discretion) shall be required prior to any testing or sampling of surface or subsurface soils, surface water, groundwater or any materials in or about the Improvements in connection with Buyer’s environmental due diligence. Buyer shall repair any damage to the Property caused by any such tests or investigations, and indemnify Seller from any and all liabilities, claims, costs and expenses resulting therefrom. The foregoing indemnification shall survive Closing or the termination of this Agreement.

6.02      The term “Inspection Period,” as used herein, shall mean the period commencing on January 3, 2006 and ending at 5:00 p.m. Boston time on February 1, 2006. Buyer shall have the right to terminate this Agreement, in its sole discretion, by giving written notice of such election to Seller on any day prior to and including the final day of the Inspection Period, in which event the Deposit shall be returned forthwith to Buyer and, except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder. In the absence of such written notice, the contingency provided for in this Section 6.02 shall no longer be applicable, Buyer shall be deemed to have waived its right to terminate hereunder and this Agreement shall continue in full force and effect. In the event Buyer timely elects to terminate this Agreement during the Inspection Period as permitted above, and as additional consideration for Seller granting Buyer the foregoing condition precedent, Buyer shall deliver to Seller with Buyer’s notice of termination copies of all studies, surveys, plans, investigations and reports obtained by or prepared by Buyer in connection with Buyer’s inspection of the Property, excluding only any studies or reports which have been prepared by Buyer and are of a proprietary or confidential nature. Buyer makes no warranty or representation as to the accuracy of any information contained in such documents.

6.03      EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, ANY PROSPECTUS DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGERS OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS-IS.”

BUYER REPRESENTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S AFFILIATED ENTITIES AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS (COLLECTIVELY, “SELLER

AFFILIATES”)) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

THE PROVISIONS OF THIS SECTION SHALL SURVIVE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.

6.04      Buyer waives any rights or claims it may have against Seller or any Seller Affiliates in connection with the presence of, or any loss, cost or damage associated with, Hazardous Materials (as hereinafter defined) in, on, above or beneath the Property or emanating therefrom. If at any time after the Closing, any third party or any governmental agency seeks to hold Buyer responsible for any loss, cost or damage arising from any Hazardous Materials in, on, above or beneath the Property or for the violation of any Hazardous Materials Laws, Buyer agrees that it shall not (a) implead Seller, (b) bring a contribution action or similar action against Seller, or (c) attempt in any way to hold Seller responsible with respect to any such matter, except if the action relates to a release of Hazardous Materials by Seller or its agents, employees or contractors during the timer period of Seller’s ownership. The provisions of this Section 6.04 shall survive the Closing. As used herein, “Hazardous Materials” shall mean and include, but shall not be limited to any petroleum product, all hazardous or toxic substances, wastes or substances and any substances or organisms (including any mold or fungi) which because of their quantitated concentration, chemical, or active, flammable, explosive, infectious or other characteristics, constitute or may reasonably be expected to constitute or contribute to a danger or hazard to the health, safety or welfare of the general public or of any occupants of the Building or to the environment, including, without limitation, any hazardous or toxic waste or substances which are included under or regulated by any applicable law or regulation (whether now exiting or hereafter enacted or promulgated, as they may be amended from time to time) including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), 42 U.S.C. §9601 et seq.; the Toxic Substance Control Act (“TSCAS”), 15 U.S.C. §2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §1802; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §9601, et seq.; the Clean Water Act (“CWA”), 33 U.S.C. §1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f et seq.; the Clean Air Act (“CAA”), 42 U.S.C. §7401 et seq., the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., similar state laws and regulations adopted thereunder (collectively, “Hazardous Materials Laws”). The provisions of this Section shall survive Closing or any termination of this Agreement.

6.05      No Financial Representation. Seller has provided to Buyer certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Buyer hereby acknowledge that such information has been provided to Buyer solely as illustrative material. Seller makes no representation or warranty that such material is complete or accurate or that Buyer will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Buyer that Seller’s operation of the Property and allocations of revenues or expenses may be vastly different than Buyer may be able to attain. Buyer acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Buyer has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller from any liability with respect to such historical financial information.

SECTION 7

INSURANCE

7.01      Maintenance of Insurance. Until the Closing, Seller shall maintain its present insurance on the Property which insurance in respect of fire and casualty shall be covered by a standard All-Risk Policy in the amounts as currently insured. Subject to the provisions of Section 7.02, the risk of loss in and to the Property shall remain vested in Seller until the Closing. Buyer will obtain its own insurance on the Property at Closing.

7.02      Casualty or Condemnation. If prior to the Closing, the Improvements or any material portion thereof (having a replacement cost equal to or in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00) are damaged or destroyed by fire or casualty, or any part of the Property is taken by eminent domain by any governmental entity, Seller shall promptly notify Buyer and Buyer shall have the option, exercisable by written notice given to Seller at or prior to the Closing, to terminate this Agreement, whereupon all obligations of all parties hereto shall cease, the Deposit shall be returned to Buyer and this Agreement shall be void and without recourse to the parties hereto except for provisions which are expressly stated to survive such termination. If Buyer does not elect to terminate this Agreement or if such damage or destruction or taking has a replacement cost or is in an amount of less than Five Hundred Thousand and 00/100 Dollars ($500,000.00), Buyer shall proceed with the purchase of the Property without reduction or offset of the Purchase Price, and in such case, unless Seller shall have previously restored the Property to its condition prior to the occurrence of any such damage or destruction, Buyer shall be entitled to participate with Seller in the negotiation and approval of any insurance or condemnation settlement (which approval shall not be unreasonably withheld) and Seller shall pay over or assign to Buyer all amounts received or due from, and all claims against, any insurance company, including, without limitation, any rental loss insurance received by Seller attributable to any period after the Closing Date, or governmental entity as a result of such destruction or taking and Buyer shall be entitled to a credit against the Purchase Price equal to the deductible amount, if applicable, under Seller’s insurance policy.

SECTION 8

SELLER’S OBLIGATIONS PRIOR TO CLOSING

Seller covenants that between the date of this Agreement and the Closing:

8.01      Leasing. Prior to the expiration of the Inspection Period, Seller shall be entitled to enter into any new lease or enter into, amend, renew or extend any existing Lease or terminate any Lease without Buyer's consent, in accordance with Seller's customary practices, provided Seller shall provide notice to Buyer of any such actions by Seller and provided further that no such new lease and no such amendment, renewal or extension of any existing Lease shall, including any renewal options therein, extend the term of such lease for more than one (1) year after the lease date. From and after the expiration of the Inspection Period (provided Buyer has paid the

Additional Deposit), Seller shall not, without Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed (provided that the failure of Buyer to respond to a request for approval by Seller within five (5) days after receipt thereof shall be deemed an approval by Buyer of said request), (a) enter into any new lease for an apartment unit with a first-time tenant; or (b) enter into, amend, renew or extend any Lease for an apartment unit with an existing tenant; or (c) terminate any Lease except by reason of a default by the tenant thereunder or by reason of the provisions contained in the Lease.

8.02      Continuation of Service Contracts. Seller shall not modify or amend any Service Contract or enter into any new service contract for the Property, without the prior written consent of Buyer which consent shall not be unreasonably withheld or delayed provided such contract is terminable without penalty or payment by the then owner of the Property upon not more than thirty (30) days’ notice.

8.03      Replacement of Personal Property. No personal property included as part of the Property shall be removed from the Property unless the same is replaced with similar items of at least equal quality prior to the Closing.

8.04      Tax Procedure. Seller shall not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes assessed against the Property for any fiscal period in which the Closing is to occur or any subsequent fiscal period without the prior written consent of Buyer. Real estate tax refunds and credits received after the Closing which are attributable (a) to any fiscal period prior to the fiscal tax year during which the Closing occurs shall be paid to Seller, and (b) to the fiscal tax year during which the Closing occurs shall be apportioned between Seller and Buyer, after deducting the expenses of collection thereof, based upon the relative time periods each owns the Property, which obligation shall survive the Closing.

8.05      Access. Seller shall allow Buyer or Buyer’s representatives access to the Property, the Leases and other documents required to be delivered under this Agreement upon reasonable prior notice at reasonable times; provided Buyer agrees that the original leases and all other original documents shall remain on-site at the Property.

8.06      Condition of Apartment Units. At the time of Closing, Seller shall cause all apartment units in the Property which have been vacant for seven (7) days or more to be in a market rent-ready condition (i.e., as necessary, painted, cleaned, carpeted, with all appliances in working condition) in accordance with Seller’s customary practices. With respect to each apartment unit that has been vacant for seven (7) days or more prior to Closing that is not in a market rent-ready condition at the time of Closing, Buyer, as its sole remedy, shall receive a credit against the Purchase Price in the sum of Seven Hundred Fifty and 00/100 Dollars ($750.00).

8.07      Operations. Seller shall operate the Property substantially in accordance with Seller’s past practices with respect to the Property, normal wear and tear, capital expenditures and casualty and condemnation excepted.

SECTION 9

SELLER’S CLOSING OBLIGATIONS

9.01      Closing, Deliveries and Obligations. At the Closing, Seller shall deliver the following to Buyer:

(a)        Deed. The Deed, in form reasonably satisfactory to Buyer’s and Seller’s counsel, duly executed and acknowledged by each Seller, which conveys the Land and Improvements to Buyer, subject only to Permitted Exceptions.

(b)        Bill of Sale and General Assignment. A limited warranty bill of sale and general assignment, in form reasonably satisfactory to Buyer’s and Seller’s counsel, which conveys all of Seller’s right, title and interest in and to the tangible and intangible personal property duly executed by each Seller.

(c)        Assignment of Leases and Security Deposits. An assignment and assumption of the Leases and Security Deposits, including mutual cross indemnities, in form reasonably satisfactory to Buyer’s and Seller’s counsel duly executed by each Seller.

(d)        Lease Records. Original copies of all Leases, and related documents in the possession or under the control of Seller. Such records shall include a schedule of all cash security deposits and a credit against the Purchase Price in the amount of such security deposits held by Seller at the Closing under the Leases together with appropriate instruments of transfer or assignment with respect to any lease securities which are other than cash and a schedule updating the Rent Roll and setting forth all arrears in rents and all prepayments of rents.

(e)        Permits. Seller shall deliver, to the extent in the possession of Seller: original copies of all certificates, licenses, permits, authorizations and approvals issued for or with respect to the Property by governmental authorities having jurisdiction, except that photocopies may be substituted if the originals are posted at the Property.

(f)         Assignment of Service Contracts. An assignment and assumption of all assignable Service Contracts, including mutual cross indemnities, in form reasonably satisfactory to Buyer’s and Seller’s counsel duly executed by each Seller.

(g)        Title Affidavits. Such affidavits as the Title Insurer may reasonably require in order to omit from its title insurance policy all exceptions, other than Permitted Exceptions, for (i) parties in possession other than under the rights to possession granted under the Leases and providing that no tenant under any Lease has an option to purchase, right of first refusal or similar purchase right with respect to the Property; and (ii) mechanics’ liens and a “gap” indemnity, in form reasonably acceptable to Seller, to permit the Title Insurer to insure any gap between the Closing Date and the date of recording of the Deed.

(h)        Files. Seller shall make all of its files and records relating to the Property available to Buyer at the Property upon reasonable prior notice for copying, which obligation shall survive the Closing.

(i)         Notices of Sales. Sufficient letters, executed by each Seller, advising the tenants under the Leases of the sale of the Property to Buyer and directing that all rents and other payments thereafter becoming due under the Leases be sent to Buyer or as Buyer may direct.

(j)         Non-Foreign Affidavit. Each Seller shall execute and deliver to Buyer and Buyer’s counsel, at Closing such evidence as may be reasonably required by Buyer to show compliance by Seller with the Foreign Investment and Real Property Tax Act, IRC Section 1445(b)(2), as amended.

(k)        Seller’s Representation Certificate. The Seller’s Representation Certificate duly executed by each Seller as provided in Section 5 hereof in form reasonably satisfactory to Buyer’s and Seller’s counsel.

(l)         Rent Roll. Seller shall deliver an updated Rent Roll, re-certified to be true, complete and accurate.

(m)       Management Agreement Termination. A termination of the existing management agreement, executed by the property manager, effective as of the Closing Date.

(n)        Transfer Tax Declaration. Any transfer tax declaration required to be filed in connection with the recording of the Deed.

(o)        Authority. Each Seller shall deliver evidence, reasonably acceptable to the Title Insurer, of the legal authority, existence and good standing of each Seller in form sufficient to satisfy the title requirements of the Title Insurer.

9.02      Seller’s Expenses. Seller shall pay its own counsel fees and all transfer taxes, deed stamps, state excise tax, sales tax and documentary stamps relating to the sale transaction (if any); and one-half (½) any escrow fees.

SECTION 10

BUYER’S CLOSING OBLIGATIONS

At the Closing, Buyer shall:

10.01    Payment of Purchase Price. Deliver to Seller the Purchase Price, as adjusted for (a) apportionments under Section 11, and (b) any adjustments thereto required pursuant to the express provisions this Agreement.

10.02    Lease, Security Deposit and Service Contract Assumption. Deliver to Seller assumption agreements signed by Buyer with respect to the performance by Buyer of the landlord’s obligations under the Leases, Security Deposits and the Service Contracts assumed by Buyer, in each case in respect of the period from and after the Closing.

10.03	Recording Deed. Cause the Deed to be recorded.

10.04    Other Documents. Deliver any other documents required by this Agreement to be delivered by Buyer.

10.05    Buyer’s Expenses. Pay its own counsel fees, pay all costs relating to (a) all costs for title insurance policies and title insurance endorsements required by Buyer (which shall be at the Butler rate); (b) all survey update costs; (c) any mortgage financing obtained by Buyer (including all transfer taxes, deed stamps, documentary stamps, lender title policy costs and recording costs relating thereto); and (d) all recording costs; and pay one-half (½) of any escrow fees.

SECTION 11

APPORTIONMENTS AND ADJUSTMENTS TO PURCHASE PRICE

The following apportionments shall be made between the parties at the Closing as of the close of the business day prior to the Closing:

(a)        Buyer shall receive from Seller a credit for any rent and other income under Leases collected by Seller before Closing that applies to any period after Closing. Uncollected rent and other uncollected income shall not be prorated at Closing. After Closing, Buyer shall apply all rent and income collected by Buyer from a tenant, first to the month in which Closing occurred, then to such tenant’s current monthly rental and then to arrearages in the reverse order in which they were due, remitting promptly to Seller, any balance properly allocable to Seller’s period of ownership. Buyer shall bill and use commercially reasonable efforts to collect such rent arrearages in the ordinary course of business, but shall not be obligated to engage a collection agency or take legal action to collect any rent arrearages. Any rent or other income received by Seller after Closing which are owed to Buyer shall be remitted to Buyer promptly after receipt for allocation and disbursement as provided herein;

(b)        security deposits; it is the intent of the parties that all refundable security deposits shown on the Rent Roll shall be transferred by Seller to Buyer at Closing; provided, however, all non-refundable tenant fees such as cleaning fees, redecorating fees and pet fees shall be retained by Seller; on the Closing, Buyer shall in writing acknowledge receipt of and expressly assume all Seller’s financial and custodial obligations with respect to all such security deposits, it being the intent and purpose of this provision that, at Closing, Seller will be relieved of all fiduciary and custodial obligations, and that Buyer will assume all such obligations and be directly accountable to the residents of the Property with respect to all such security deposits; provided however, Seller shall indemnify and hold Buyer harmless from all liabilities relating to the security deposits transferred to Buyer for the period prior to the Closing;

(c)        there shall be no adjustment for wages, vacation pay, pension and welfare benefits and other fringe benefits of all persons employed by Seller at the Property; it being the intent of the parties that simultaneously with the Closing, Seller shall terminate any existing management agreement and Buyer shall have no liability or obligation with respect to any employee of Seller or its management company prior to Closing;

(d)        real estate taxes, personal property taxes, water charges and sewer charges, if any, on the basis of the most recent billing period, as reflected on the actual invoices/bills issued by the appropriate taxing authority;

(e)        Seller shall receive a credit for utility deposits for any utility accounts which are transferred to Buyer;

(f)         prepayments paid by Seller under assigned Service Contracts, provided there shall be no adjustment or proration for any initial inducement payments made to Seller by providers of telephone, cable television, internet or similar service providers; and

(g)        assessments (for governmental improvements) affecting the Property confirmed as of the Closing Date hereof, shall be paid in installments, with Seller responsible for any installments due prior to Closing, Buyer responsible for any installments due after Closing and any installment due in the month of Closing being prorated between Buyer and Seller. All other assessments (for governmental improvements) shall be the responsibility of Buyer.

If the Closing shall occur before a new tax rate or new assessed valuation is fixed for the fiscal period in which Closing occurs, the apportionment of taxes at the Closing shall be upon the basis of the tax rate or assessed valuation for the preceding period, as applicable. Promptly after the new tax rate or new assessed valuation is fixed, the apportionment of taxes shall be recomputed. Any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at the Closing shall be promptly corrected, which obligation shall survive the Closing. If any operating expenses or other prorations cannot conclusively be determined as of the date of Closing, then the same shall be adjusted at Closing based upon the most recently issued bills thus far and shall be re-adjusted within sixty (60) days after the Closing occurs.

SECTION 12

FAILURE TO PERFORM

12.01    Buyer’s Election. If either Seller is unable to satisfy all of such Seller’s obligations as set forth in this Agreement, Buyer shall have the right to elect, in its sole discretion, at the Closing, to accept such title as such Seller can deliver to the Property in its then condition and to pay therefor the Purchase Price without reduction or offset, in which case such Seller shall convey such title for such price.

12.02    Seller’s Default. If at the Closing, either Seller is unable to satisfy all of such Seller’s obligations as set forth in this Agreement, and Buyer does not elect to take title as provided in Section 12.01, Seller shall be in default under this Agreement and all Deposits made hereunder shall be forthwith returned to Buyer. In addition to the foregoing, if Buyer desires to purchase the Property in accordance with the terms of this Agreement and either Seller intentionally refuses to perform such Seller’s obligations hereunder, Buyer, at its option, and as Buyer’s sole and exclusive remedy, shall have the right to compel specific performance by such Seller hereunder in which event any Deposit made hereunder shall be delivered to Seller at Closing and credited against the Purchase Price.

12.03    Buyer’s Default. The parties acknowledge that in the event of Buyer’s failure to fulfill its obligations hereunder it is impossible to compute exactly the damages which would accrue to Seller in such event. The parties have taken these facts into account in setting the amount of the Deposit, required pursuant to Section 2.04, and hereby agree that: (a) such amount together with the interest earned thereon is the pre-estimate of such damages which would accrue to Seller; (b) such amount represents damages and not any penalty against Buyer; and (c) if this Agreement shall be terminated by Seller by reason of Buyer’s failure to fulfill Buyer’s obligations hereunder, the Deposit together with the interest thereon shall be Seller’s full and liquidated damages in lieu of all other rights and remedies which Seller may have against Buyer at law or in equity.

12.04    Cure. If either Buyer or either Seller fails to perform any of their respective obligations under this Agreement (excluding the closing obligations under Sections 9 and 10 hereof), the non-defaulting party shall give written notice to the defaulting party specifying such default and, except as to defaults which occur as of Closing, the defaulting party shall not be in default under this Agreement unless the defaulting party fails to cure such default within five (5) days after the delivery by the non-defaulting party of said written notice. Notwithstanding anything in the foregoing sentence to the contrary, if either party is in default of their respective closing obligations under Sections 9 and 10 hereof, the non-defaulting party shall not be required to deliver notice and the defaulting party shall not be entitled to a cure period with respect to a default of any closing obligation under said Sections.

SECTION 13

BROKERAGE FEES

13.01    Brokerage Fees. Seller and Buyer mutually represent and warrant that Whalen Realty Capital, LLC (“Broker”) is the only broker with whom they have dealt in connection with this purchase and sale and that neither Seller nor Buyer knows of other any broker who has claimed or may have the right to claim a commission in connection with this purchase and sale. The commission of the Broker shall be paid by Buyer pursuant to a separate agreement, but Buyer shall be obligated to pay such commission only if, as and when the Deed is recorded and not otherwise. In any event, Seller shall have no obligation to pay a brokerage commission to Broker. Seller and Buyer shall indemnify and defend each other against any costs, claims or expenses, including attorneys’ fees, arising out of the breach on their respective parts of any representations, warranties or agreements contained in this Section. Buyer acknowledges and agrees that Broker is not authorized by Seller to make, and Broker has not at any time made, any representation or warranty of any kind or character, express or implied, with respect to Seller or the Property. The representations and obligations under this Section shall survive the Closing or, if the Closing does not occur, the termination of this Agreement.

SECTION 14

NOTICES

14.01    Effective Notices. All notices under this Agreement shall be in writing and shall be delivered personally or shall be sent by Federal Express or other comparable overnight delivery courier, addressed as set forth at the beginning of this Agreement or by telecopier to the telecopier number as set forth at the beginning of this Agreement, with a confirmatory notice sent thereafter by Federal Express or other comparable overnight delivery courier. Notices shall be deemed effective, when so received. Copies of all such notices to Buyer shall be sent to Michael B. Denberg, Esq., Fieldstone Lester Shear & Denberg, LLP, Suntrust Plaza, Suite 601, 201 Alhambra Circle, Coral Gables, FL 33134, Telecopier No. (305) 357-1002, and copies of all such notices to Seller shall be sent to Joel H. Sirkin, Esq., Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, Telecopier No. 617-526-5000 and to Mary Beth Bloom, General Counsel, The Berkshire Group, One Beacon Street, Suite 1500, Boston, Massachusetts 02108, Telecopier No. 617-556-1408.

SECTION 15

LIMITATIONS ON SURVIVAL

15.01    Representations and Warranties. Except as otherwise expressly provided in this Agreement, no representations, warranties, covenants or other obligations of Seller set forth in this Agreement shall survive the Closing, and no action based thereon shall be commenced after Closing. The representations, warranties, covenants and other obligations of Seller set forth in Section 5 shall survive until six (6) months after the Closing, and no action based thereon shall be commenced more than six (6) months after the Closing.

15.02    Merger. The delivery of the Deed by Seller, and the acceptance and recording thereof by Buyer, shall be deemed the full performance and discharge of each and every obligation on the part of Seller to be performed hereunder and shall be merged in the delivery and acceptance of the Deed, except as provided in Section 15.01 and except for such other obligations of Seller which are expressly provided herein to survive the Closing.

SECTION 16

BUYER’S POST-CLOSING COVENANTS

Buyer intends to convert the Property to condominiums and sell individual units to the public. In order to protect Seller from any claims in connection therewith, Buyer covenants that Buyer shall indemnify, defend, protect and hold harmless Seller and its partners and agents, and the respective members, constituents, officers, directors, employees, heirs, executors and assigns of each of them, from any and all claims, actions, litigations, liabilities, losses, damages, attorneys’ fees and costs (“Claims”) arising from or in connection with (i) the development, subdivision, improvement, conversion, marketing, sale and financing of all or any portion of the Property by Buyer; (ii) Claims asserted by any purchaser, potential purchaser, mortgage holder or occupant of any condominium unit at the Property; and (iii) Claims by any homeowners association for the Property and any member, officer or director of any homeowners association. The parties intend that the foregoing indemnification provision be interpreted to fully protect Seller and its related parties from any and all liability whatsoever within the scope of such indemnity associated with the conversion of the Property to condominiums and the sale of units to the public; it being intended that Seller shall have no such liability other than as set forth above. So long as Buyer and Seller are named insureds under a single insurance policy, Seller and the indemnified parties hereby acknowledge and agree that Buyer shall have the right to appoint the defense counsel for the indemnified parties, subject to Seller’s approval, which shall not be unreasonably withheld, and to use the same counsel to represent the indemnified parties and Buyer with respect to any Claims that are within the scope of this indemnity. The Buyer named herein shall not be released from this obligation by assignment of this Agreement:

The provisions of this Section 16 shall survive the Closing.

SECTION 17

MISCELLANEOUS PROVISIONS

17.01    Assignment. Buyer shall be entitled to assign this Agreement and its rights hereunder to a corporation, general partnership, limited partnership, limited liability company or other lawful entity entitled to do business in the state in which the Property is located provided such entity, shall be controlled by, controlling or under the common control with Buyer (“Assignee”). In the event of such an assignment of this Agreement to Assignee (a) Buyer shall notify Seller promptly, (b) except as otherwise expressly provided in Section 16 hereof, Buyer shall be released from liability under this Agreement and Assignee shall be solely liable under this Agreement from and after such assignment, (c) Assignee shall assume all obligations of Buyer under this Agreement and (d) from and after any such assignment the term “Buyer” shall be deemed to mean the Assignee under any such assignment.

17.02    Limitation of Seller’s Liability. No shareholders, partners or members of Seller, nor any of its or their respective officers, directors, agents, employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Buyer hereby waives for itself and anyone who may claim by, through or under Buyer any and all rights to sue or recover on account of any such alleged personal liability.

Notwithstanding anything set forth in this Agreement to the contrary, Buyer agrees that Seller shall have no liability to Buyer for any breach of Seller’s covenants, agreements, representations or warranties hereunder or under any other agreement, document, certificate or instrument delivered by Seller to Buyer unless the valid claims for all such breaches collectively aggregate more than Twenty-Five Thousand and 00/100 Dollars ($25,000.00), in which event the full amount of such valid claims shall be actionable, up to the cap set forth in the following sentence. Further, Buyer agrees that except for any damages arising as a result of a breach by Seller of any covenant or representation set forth in Section 13 hereof (as to which the limitations herein shall not apply) any recovery against Seller for any breach of Seller’s covenants, agreements, representations and warranties hereunder or under any other agreement, document, certificate or instrument delivered by Seller to Buyer, or under any law applicable to the Property or this transaction, shall be limited to Buyer’s actual damages not in excess of Four Hundred Sixty-Nine Thousand and 00/100 Dollars ($469,000.00) in the aggregate and that in no event shall Buyer be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

17.03    Integration. This Agreement embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

17.04    Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the state in which the Property is located.

17.05    Captions. The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

17.06    Bind and Inure. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

17.07    Drafts. This Agreement shall not be binding or effective until properly executed and delivered by both Seller and Buyer. The delivery by Buyer to Seller of an executed counterpart of this Agreement shall constitute an offer which may be accepted by the delivery to Buyer of a duly executed counterpart of this Agreement and the satisfaction of all conditions under which such offer is made, but such offer may be revoked by Buyer by written notice given at any time prior to such acceptance and satisfaction.

17.08    Number and Gender. As used in this Agreement, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

17.09    Attachments. If the provisions of any schedule or rider to this Agreement are inconsistent with the provisions of this Agreement, the provisions of such schedule or rider shall prevail. The Schedules attached are hereby incorporated as integral parts of this Agreement.

17.10    Tax-Free Exchange by Seller. Buyer agrees to cooperate with Seller so that either Seller may dispose of the Property in a transaction intended to qualify in whole or in part as a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. In order to implement such exchange, either Seller may assign its rights under this Agreement to a third party designated by either Seller to act as a qualified intermediary (as such phrase is defined in the applicable Treasury regulations), and Buyer agrees to make all payments due hereunder to or as may be directed in writing by such intermediary and to execute such instruments as such Seller may request in connection therewith; provided, however, that Buyer shall not be required to incur any additional expense (unless such Seller agrees to reimburse Buyer for same at the Closing) or liability as a result of such cooperation, exchange or assignment and such Seller shall not be relieved of any liability under this Agreement as a result of such assignment.

17.11    Tax-Free Exchange by Buyer. Buyer may consummate the purchase of the Property as part of a so-called like-kind exchange (the “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Buyer’s obligations under this Agreement; (b) Buyer shall effect the Exchange through an assignment of this Agreement, or its rights under this Agreement, through a qualified intermediary; (c) Seller shall not be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; (d) Buyer shall pay any additional costs that would not otherwise have been incurred by Seller had Buyer not consummated its purchase through the Exchange. Seller’s acquiescence to the Exchange shall not affect or diminish in any manner its rights hereunder nor shall Seller be responsible for compliance with or be deemed to have warranted to Buyer that the Exchange in fact complies with Section 1031 of the Internal Revenue Code of 1986; and (e) Buyer shall indemnify, defend and hold Seller harmless from or against all claims, losses, costs, damages, liabilities (including reasonable attorneys’ fees) in connection therewith.

17.12    Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries or assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further protect the conveyance, transfer and assignment of the Property to Buyer.

17.13    Attorneys’ Fees. Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable attorneys’ fees and related legal costs expended or incurred in connection therewith.

17.14    Assignment of Existing Mortgage. Seller shall request the holder of the existing mortgage encumbering the Property to assign, at the Closing, the existing mortgage to the lender making a mortgage loan to Buyer in connection with the transactions contemplated hereby in lieu of the existing mortgagee discharging the same, provided that Seller shall incur no additional cost, liability or obligations as a result thereof. Seller’s obligation to make any such request is conditioned on the existing mortgagee agreeing to release Seller and its principals from any recourse liability under said existing mortgage. The assignment of the existing mortgage shall not be a condition to Closing and if the holder of the existing mortgage fails or refuses to so assign the existing mortgage, Buyer shall have no right to terminate this Agreement or to postpone or extend the Closing Date as a result thereof.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above written.

SELLER:

WITNESS:	MARINA MILE, LLC, a Delaware limited liability company

/s/ Elaine S. Doughty	By: /s/ Stephen C. Parthum
Stephen C. Parthum, Vice President

WITNESS:	BIR I, LLC, a Delaware limited liability company

/s/ Elaine S. Doughty	By: /s/ Stephen C. Parthum
Stephen C. Parthum, Vice President

BUYER:

WITNESS:	METRO REAL ESTATE GROUP, INC.,

a Florida corporation

/s/ E. N. Betancourt	By: /s/ Robert Lansburgh
Name: Robert Lansburgh
Title: Vice President